Exhibit 3.15

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:02 AM 10/19/2001

010524129 – 3374087

RESTATED

CERTIFICATE OF INCORPORATION

OF

DISPENSING SOLUTIONS, INC.

(a Delaware corporation)

The following Restated Certificate of Incorporation of Dispensing Solutions, Inc., (i) restates the provisions of the Certificate of Incorporation of Dispensing Solutions, Inc., originally filed with the Secretary of State of the State of Delaware on April 11, 2001, and (ii) supersedes the original Certificate of Incorporation and all prior amendments and restatements thereto in their entirety.

ARTICLE I

The name of this corporation is:

Dispensing Solutions, Inc.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III

The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is 100,000 (One Hundred Thousand) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 10,000 (Ten Thousand) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE IV

The incorporator shall have the powers afforded the same under Title 8, Section 107, of the General Corporation Law of the State of Delaware.

ARTICLE V

This corporation shall have perpetual existence.

ARTICLE VI

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

ARTICLE VIII

From time to time, any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed and other provisions, authorized by the laws of the State of Delaware at the time enforced, may be added or inserted in a manner and at the time prescribed by said laws.

ARTICLE IX

The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation.

ARTICLE X

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide. Meetings of the board of Directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept, subject to any provisions contained in any laws of the State of Delaware, outside the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE XII

The number of shares of the corporation outstanding and entitled to vote on this Restated Articles of Incorporation is 2,000,000 shares of common stock; that the said change(s) and the Restated Articles of Incorporation have been consented to and approved by a majority all of the stockholders of each class of stock outstanding and entitled to vote thereon. The changes set forth herein shall be effective upon the filing of these Restated Articles of Incorporation.

/s/ Daniel B. Guinn	/s/Adrian Hex
Daniel B. Guinn	Adrian Hex
President	Secretary

Dated: July 11, 2001	Dated: July 11, 2001

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:54 PM 07/28/2008

FILED 06:44 PM 07/28/2008

SRV 080824471 – 3374087 FILE

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Dispensing Solutions, Inc.,                                                                                                                                                                   , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Dispensing Solutions, Inc.
2.	That a Certificate of Amendment
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on October 19, 2001 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3.	The inaccuracy or defect of said Certificate is: (must be specific)
See Exhibit A attached hereto and made a part hereof
4.	Article 5 of the Certificate is corrected to read as follows:
See Exhibit A attached hereto and made a part hereof

IN WITNESS WIEEREOF, said corporation has caused this Certificate of Correction this     28th     day of         July         , A.D. 2008.

By:	/s/Guy Bryant
Authorized Officer

Name:	Guy Bryant
Print or Type

Title:	Chief Executive Officer

EXHIBIT A

3.	The inaccuracy or defect of said Corporation is:

The second paragraph of ARTICLE FIVE, as amended, incorrectly refers to a reverse stock split of “preferred stock” instead of “common stock” as follows:

“Effective upon the filing of this Certificate of Amendment of Articles of Incorporation, the issued and outstanding shares of preferred stock shall undergo a 200-for-1 reverse stock split. As a result of the stock split, each two hundred (200) shares of preferred stock issued and outstanding before the effectiveness of the split shall be exchanged for one (1) share of common stock after the split. Fractional shares will be rounded up to the next whole share.”

4.	The second paragraph of ARTICLE FIVE, as amended, of the Certificate is corrected to read as follows:

“Effective upon the filing of this Certificate of Amendment of Certificate of Incorporation, the issued and outstanding shares of common stock shall undergo a 200-for-1 reverse stock split. As a result of the stock split, each two hundred (200) shares of common stock issued and outstanding before the effectiveness of the split shall be exchanged for one (1) share of common stock after the split. Fractional shares will be rounded up to the next whole share.”